May 9, 2001


                                Raytheon Company
                                ----------------
                                   RC Trust I
                                   ----------
                           Trust Preferred Securities
                           --------------------------
                               Subordinated Notes
                               ------------------



Raytheon Company
141 Spring Street
Lexington, MA  02421

Ladies and Gentlemen:

            We have acted as tax counsel for Raytheon Company, a Delaware corporation (the "Company"), in connection with the Registration Statement filed on April 6, 2001, the Prospectus dated April 6, 2001, and the Prospectus Supplement dated May 3, 2001 (the "Offering Documents"), for the purpose of selling 17,250,000 (including exercise of the underwriters' over-allotment option) 8.25% Equity Security Units (the "Units"), each of which will initially consist of (i) a purchase contract under which the holder agrees to purchase, for $50, shares of common stock of the Company on May 15, 2004 and (ii) a trust preferred security of RC Trust I (the "Trust"), with a stated liquidation amount of $50 (a "Trust Preferred Security").

            The Trust Preferred Securities represent undivided beneficial interests in the assets of the Trust. The Trust's assets will consist of up to $889,175,300 (including exercise of the Underwriters' over-allotment option) aggregate principal amount of 7.00% Subordinated Notes due 2006 (the "Subordinated Notes") to be issued by the Company.


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Raytheon Company
May 9, 2001
Page 2



            In connection with this opinion, we have examined the Offering Documents, the Amended and Restated Declaration of Trust, the form of the Trust Preferred Securities, the form of the Common Securities of the Trust, the Guarantee Agreement, the Second Supplemental Indenture, the form of Subordinated Note, the Terms Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

            In our examination, we have assumed that (i) the statements concerning the issuance of the Units and Subordinated Notes contained in the Offering Documents are true, correct and complete, (ii) the terms of the documents referred to in the preceding paragraph will be complied with, (iii) the factual representations made to us by the Company in its letter to us dated as of the date hereof and delivered to us for purposes of this opinion (the "Company Representation Letter") are true, correct and complete, (iv) the factual representations made to us by Credit Suisse First Boston in its letter to us dated as of the date hereof and delivered to us for purposes of this opinion (the "Underwriter Representation Letter") are true, correct and complete, (v) any factual representations made in the Offering Documents, the Company Representation Letter or the Underwriter Representation Letter "to the best knowledge of," in the "belief" of, or similarly qualified are true, correct and complete without such qualification and (vi) the Amended and Restated Declaration of Trust is valid and enforceable in accordance with its terms and the Trust will at all times comply with the Delaware Business Trust Act. If any of the above described assumptions are untrue for any reason or if the issuance of the Units and Subordinated Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

            Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law:

      (1) The Trust will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as an association taxable as a corporation.

      (2) The Subordinated Notes will be classified for United States federal income tax purposes as indebtedness.

            Our opinion is limited to the tax matters specifically covered hereby and does not address any other tax consequences relating to the Units or any other transactions. Our opinion is based upon current statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Moreover, we note that there is no authority directly on point dealing with securities such as the Trust Preferred Securities or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. We disclaim any undertaking to advise you of any


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Raytheon Company
May 9, 2001
Page 3



subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.


            We consent to the filing of this opinion as an exhibit to the Form 8-K to be filed with the Securities and Exchange Commission and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,
                                    Wachtell, Lipton, Rosen & Katz




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